Exhibit 23.1(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the BP DirectSave Plan and BP Partnership Savings Plan of our report dated February 23, 2007, with respect to the group financial statements of BP p.l.c. BP p.l.c. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BP p.l.c., included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

London, England	/s/ Ernst & Young LLP
October 22, 2007